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                                                               December 10, 1997

      J.P. Morgan announces quarterly dividend increase and continued share repurchases; lower results in first two months of fourth quarter

         The Board of Directors of J.P. Morgan & Co. Incorporated today declared an increase in the regular quarterly dividend to $0.95 per share from $0.88 per share on the company's common stock (NYSE: JPM) for the quarter ending December 31, 1997.

         In conjunction with the dividend announcement, Morgan said that, despite continuing progress toward strategic business objectives, earnings for the first two months of the 1997 fourth quarter were adversely affected by unsettled market conditions globally, which resulted in lower levels of client activity and lower trading revenues.

         The regular common stock dividend will be payable January 15, 1998, to stockholders of record at the close of business on December 22, 1997. Annualized, the new dividend is $3.80, compared with $3.52 previously, and represents an increase of approximately 8%.

         A dividend has been declared on the Adjustable Rate Cumulative Preferred Stock, Series A (NYSE: JPM Pr A) at the rate of 5% per annum and in the amount of $1.25 per share for the quarter ending December 31, 1997, payable on December 31, 1997, to stockholders of record at the close of business on December 22, 1997.

         A dividend also has been declared on the Cumulative Preferred Stock, Series H (NYSE: JPM Pr H) at the rate of 6.625% per annum and in the amount of $8.28125 (or the equivalent of $0.828125 per depositary share) for the quarter ending December 31, 1997, payable on December 31, 1997, to stockholders of record at the close of business on December 22, 1997.

         Separately, the Board also approved the purchase of up to 7 million shares of J.P. Morgan common stock to lessen the dilutive impact on earnings per share of the firm's employee benefit plans. These purchases may be made periodically in 1998 or beyond in the open market or through privately negotiated transactions. To date in 1997, the firm has purchased more than 6 million shares for its employee benefit plans.

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